FieldPoint Petroleum Reports on Progress of Well #2 in Lea County,  New Mexico.

DCP MidStream Pipeline Repaired.

Austin, TX (PRNewswire) August 31 2012, FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today that the Company and its drilling partner Cimarex Energy Co., www.cimarex.com, have completed the multi-stage fracture stimulation on the East Lusk Federal 15 well #2 in the Bone Spring Formation and plan to flow back the well within approximately one week.

Ray Reaves, President and CEO of FieldPoint stated, “We are pleased to be able to announce the excellent progress that has been made on the drilling of our second well on this property.  We are especially pleased to add that operation of the DCP MidStream Pipeline has resumed following a curtailment for repair that began in late June. Timing for this is very fortunate as we prepare for the completion of well #2.  As in the past, we will attempt to keep our shareholders up to date as progress is made in this exploration activity.”

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two wells.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).